Exhibit 99.2

Argo Group Announces Agreement to Sell Ariel Re to Pelican Ventures and J.C. Flowers

HAMILTON, Bermuda – Nov. 2, 2020 – Argo Group International Holdings, Ltd. (NYSE: ARGO), an underwriter of specialty insurance and reinsurance products, today announced an agreement to sell its reinsurance business, Ariel Re, to Pelican Ventures and J.C. Flowers & Co., both private equity investors with significant insurance expertise. Closing of the transaction is subject to regulatory approval and is expected to occur in 2020.

“Ariel Re is well known in the reinsurance market, and we are confident the business will thrive as part of Pelican Ventures,” said Chief Executive Officer Kevin J. Rehnberg.

“Argo Group will continue to focus on specialty insurance lines of business that we expect will result in profitable growth and improved shareholder value,” Rehnberg said. “This transaction aligns with our strategy to simplify the business and streamline operations.”

Under the terms of the agreement, the buying group’s corporate member will provide Ariel Re’s capital for the 2021 year of account, and Argo Group has agreed to retain historical reserves.

"Pelican Ventures is excited to be investing in Ariel Re and bringing on board talented professionals with unparalleled reinsurance market underwriting expertise and risk management analysis skills,” said Pelican Ventures Co-Founder Jim Stanard. “With the financial strength and insights of our new ownership group and under the leadership of Ryan Mather, we will pursue our ambition of building a world-class manager of (re)insurance risk.”

Morgan Stanley; Paul, Weiss, Rifkind, Wharton & Garrison LLP; and Clyde & Co LLP served as advisers on the transaction.

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS LTD.
Argo Group International Holdings Ltd. (NYSE: ARGO) is an underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo offers a full line of products and services designed to meet the unique coverage and claims-handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo Group and its insurance subsidiaries are rated ‛A-’ by Standard & Poor’s. Argo’s insurance subsidiaries are rated ‛A-’ by A.M. Best. More information on Argo and its subsidiaries is available at argogroup.com.

FORWARD-LOOKING STATEMENTS
This press release includes forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "expect," "intend," "plan," "believe," “do not believe,” “aim,” "project," "anticipate," “seek,” "will," “likely,” “assume,” “estimate,” "may," “continue,” “guidance,” “objective,” “remain optimistic,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature. Such statements are subject to certain risks and uncertainties that could cause actual events or results to differ materially. For a more detailed discussion of such risks and uncertainties, see Item 1A, “Risk Factors” in Argo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as supplemented in Argo’s subsequent Quarterly Reports on Form 10-Q , and in other filings with the Securities and Exchange Commission (“SEC”). The inclusion of a forward-looking statement herein should not be regarded as a representation by Argo that Argo’s objectives will be achieved. Argo undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on any such statements.

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Contacts

Investors:
Brett Shirreffs
Head of Investor Relations
212-607-8830
brett.shirreffs@argogroupus.com

Media:
David Snowden
Senior Vice President, Group Communications
210-321-2104
david.snowden@argogroupus.com